Exhibit 99.1

News Release
Investor Contact:	Don Washington Director, Investor Relations and Corporate Communications	EnPro Industries 5605 Carnegie Boulevard Charlotte, North Carolina 28209-4674 Phone: 704-731-1500
Fax: 704-731-1511
Phone:	704-731-1527	www.enproindustries.com

Email:	don.washington@enproindustries.com

EnPro Industries Announces Third Quarter 2011 Results

•	Consolidated EPS increased to $0.66 from $0.24 in the third quarter of 2010

•	Before selected items, EPS increased to $0.76 a share from $0.46 a share a year ago

•	Sales improved by 55% to $300.8 million over the year earlier period, reflecting a significant benefit from acquisitions and continued organic growth

•	GST reported third party sales of $52.6 million, EBITDA-A of $11.4 million and net income of $5.5 million before selected items

CHARLOTTE, N.C., November 3, 2011 — EnPro industries (NYSE: NPO) today reported consolidated net income of $14.2 million, or $0.66 a share, for the third quarter of 2011, compared to consolidated net income of $4.9 million, or $0.24 a share, in the third quarter of 2010. Both periods exclude the results of Garlock Sealing Technologies, LLC (GST) and its subsidiaries, which were deconsolidated effective June 5, 2010, when GST entered a process to reach a permanent resolution of all current and future asbestos claims. All per share amounts are stated on a diluted basis.

Before selected items, including interest expense due to GST, consolidated net income in the third quarter of 2011 was $16.5 million, or $0.76 a share, an increase of 72% over the third quarter of 2010 when consolidated net income before selected items was $9.6 million, or $0.46 a share. A table listing these selected items and their effect on EnPro’s consolidated earnings is included in this press release.

Consolidated sales grew to $300.8 million, a 55% increase over the third quarter of 2010, reflecting the benefit of acquisitions completed in the past 12 months and continued growth in EnPro’s core markets. Acquisitions and organic growth each contributed about half of the increase over the third quarter of 2010, when sales were $194.5 million.

Consolidated earnings before interest, income taxes, depreciation and amortization (EBITDA) in the third quarter of 2011 were $42.5 million, or 14.1% of sales, 60% higher than in the third quarter of 2010, when EBITDA was $26.5 million, or 13.6% of sales.

“These strong year-over-year increases reflect the recovery of our markets as well as the benefits of our strategies for acquisitions and organizational excellence,” said Steve Macadam, president and chief executive officer. “We are confident that our performance will continue to improve as we benefit from activity in our core markets, complete the integration of our recent acquisitions and take advantage of the opportunities those acquisitions give us to increase the pace of our growth.”

Nine Month Results

For the first nine months of 2011, EnPro reported consolidated net income from continuing operations of $41.6 million, or $1.92 a share. In the first nine months of 2010, when the results of GST and its subsidiaries were included prior to June 5, EnPro reported consolidated net income from continuing operations of $55.0 million, or $2.68 a share. Before selected items, EnPro’s consolidated net income in the first nine months of 2011 was $52.7 million, or $2.44 a share; in the first nine months of 2010, consolidated net income before selected items was $42.5 million, or $2.07 a share, including a contribution of $8.7 million, or $0.42 a share, from GST and its subsidiaries prior to deconsolidation.

Sales in the first nine months of 2011 were $834.1 million; in the first nine months of 2010, sales were $673.5 million, including sales of $77.7 million from GST and its subsidiaries prior to June 5. Excluding GST from 2010, third party sales in the first nine months of 2011 increased by 39%, and included a contribution of $120.4 million from acquisitions.

EBITDA in the first nine months of 2011 was $124.9 million, or 15.0% of sales. In the first nine months of 2010, EBITDA before asbestos-related expenses (EBITDA-A) was $104.3 million, and included a contribution of $16.3 million from GST. Excluding GST from 2010 results, EBITDA-A was 14.8% of sales.

Sealing Products Segment

($ Millions) Quarter Ended	9/30/2011	9/30/2010	Change
Sales	$144.3	$82.5	75%
EBITDA	$28.3	$18.7	51%
EBITDA Margin	19.6%	22.7%
Segment Profit	$22.5	$15.5	45%
Segment Margin	15.6%	18.8%

Sales in the Sealing Products segment improved by 75% over the third quarter of 2010. Acquisitions contributed $41.7 million to the segment’s sales and accounted for 51 points of the segment’s sales growth. Organic growth in the segment’s core markets accounted for 21 points of the year-over-year improvement in sales while three points came from favorable foreign exchange. The segment’s profits improved by 45% as all businesses in the segment reported increases and acquisitions made a contribution, but segment margins declined, primarily because of investments related to sales growth and moderately higher material costs, as well as acquisition-related expenses. Product mix also contributed to the decline in margins as both Stemco and the Technetics Group pursue growth strategies aligned with deeper penetration of original equipment markets.

Engineered Products Segment

($ Millions) Quarter Ended	9/30/2011	9/30/2010	Change
Sales	$98.2	$73.7	33%
EBITDA	$11.8	$7.6	55%
EBITDA Margin	12.0%	10.3%
Segment Profit	$6.4	$2.9	121%
Segment Margin	6.5%	3.9%

In the Engineered Products segment, sales improved by 33% over the third quarter of 2010. Sales grew 14 points or $10.1 million from acquisitions, organic improvements in the segment’s markets contributed 12 points of growth and favorable foreign exchange created seven points of growth. Segment profits more than doubled and profit margins improved as both GGB and CPI benefited from increased volumes and improved pricing compared to a year ago; acquisitions did not make a contribution to segment profits in the quarter.

Engine Products and Services Segment

($ Millions) Quarter Ended	9/30/2011	9/30/2010	Change
Sales	$58.8	$38.5	53%
EBITDA	$7.5	$9.8	(23)%
EBITDA Margin	12.8%	25.5%
Segment Profit	$6.5	$8.8	(26)%
Segment Margin	11.1%	22.9%

In the third quarter of 2011, Engine Products and Services segment sales increased 53% over the third quarter of 2010. Sales benefited from higher engine shipments and the transition to percentage of completion accounting on new engine contracts, but those benefits were partially offset by lower sales of aftermarket parts and services. Fairbanks Morse Engine shipped six engines in the third quarter of 2011 compared with one engine in the third quarter of 2010 and recognized sales of $3.3 million as a result of percentage of completion in accounting. However, parts and service sales declined significantly from the third quarter of 2010, when repairs to engines on a class of U.S. Navy ships created unusually strong aftermarket demand.

The segment’s profits and profit margins were affected by a shift in the product mix to lower margin engine sales as well as by the combined effect of several items. These included a warranty provision for an issue related to engines supplied to a U.S. Navy shipbuilding program over the past several years; a loss provision on a contract related to Fairbanks Morse’s nuclear power strategy, including investments made to sustain FME’s position in the nuclear power generation market prior to the Fukushima disaster; and reimbursement of costs upon the cancellation of the South Texas Nuclear Project. The net reduction to segment income from these items was $2.1 million.

Garlock Sealing Technologies

($ Millions) Quarter Ended	9/30/11	9/30/10	Change
Third Party Sales	$52.6	$46.1	14%
EBITDAA	$11.4	$9.9	15%
EBITDAA Margin	21.7%	21.5%
Profit	$9.3	$8.7	7%
Margin	17.7%	18.9%
Adjusted net income	$5.5	$5.8	(5)%

GST and its subsidiaries reported an increase in third party sales of 14% from the third quarter of 2010 as demand grew from industrial markets in the United States. GST’s profits improved as volumes increased, but profit margins declined slightly as improvements in pricing only partially offset increases in cost and a $1 million increase to its environmental accrual. Measures of GST’s profitability, including adjusted net income, do not reflect expenses of about $3.9 million incurred in connection with the asbestos claims resolution process.

Cash Flows

EnPro’s cash balance stood at $22.9 million at September 30, 2011, a reduction of $196.3 million from December 31, 2010. The cash balance at September 30 reflects an investment of $228.2 million to complete acquisitions during 2011. Operating activities generated $32.6 million in cash during the first nine months of 2011 as volumes increased. Operating activities generated cash of $19.1 million in the first nine months of 2010, after net outflows of $3.8 million for asbestos-related claims and expenses. GST completed the first nine months of 2011 with a cash balance of $120.1 million, compared to a balance of $87.1 million at the end of 2010.

Outlook

For the fourth quarter of 2011, EnPro expects sales to improve over the fourth quarter of 2010 as acquisitions completed in 2011 contribute sales of about $50 million. However, sales are also likely to reflect typical fourth quarter seasonality in the Sealing Products and Engineered Products segments and a sequential decrease in engine shipments in the Engine Products and Services segment. The company expects segment profit margins in the fourth quarter to be in line with the levels of the fourth quarter of 2010, reflecting activity levels, acquisition related expenses and the effect of recent acquisitions on the profitability of the company’s product mix.

“We have made significant progress towards our long-term goals so far in 2011,” said Macadam. “Acquisitions have expanded our presence in very attractive markets, brought us new products and new platforms for growth. We’re very excited about where we stand as we enter the last quarter of the year, and we look forward to increasing the benefits we expect to capture from the execution of our strategy in 2012 and beyond.”

Conference Call and Webcast Information

EnPro will hold a conference call today, November 3, at 10:00 a.m. Eastern Time to discuss third quarter 2011 results. Investors who wish to participate in the call should dial 1-800-851-4704 approximately 10 minutes before the call begins and provide conference id number 20279705. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, http://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.

Deconsolidation of Garlock Sealing Technologies

Results for the third quarter and first nine months of 2011 reflect the deconsolidation of Garlock Sealing Technologies LLC (GST) and its subsidiaries, effective June 5, 2010, when GST filed a voluntary petition to begin an asbestos claims resolution process intended to permanently resolve all current and future asbestos claims against it under Section 524(g) of the U.S. Bankruptcy Code. Deconsolidation is required by generally accepted accounting standards, which do not permit the restatement of results of prior periods to reflect the deconsolidation. However, to aid in comparisons of year-over-year data, the company has attached a schedule to this press release showing key operating measures for both EnPro and GST on a pro forma basis. The schedule presents results for the third quarters and first nine months of 2011 and 2010 as if the deconsolidation of GST had occurred on January 1, 2010.

Non-GAAP Financial Information

This press release contains financial measures that have not been prepared in accordance with GAAP. They include income before asbestos-related expenses and other selected items, EBITDAA, EBITDA and related per share amounts. Tables showing the effect of these non-GAAP financial measures for the third quarter and first nine months of 2011 and 2010 are attached to the release.

Forward-Looking Statements

Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt payments, employee benefit obligations and other matters. In addition, adverse developments could arise in regard to voluntary petitions filed by certain of our subsidiaries in U.S. Bankruptcy Court to establish a trust that would resolve all current and future asbestos claims. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarter ended June 30, 2010, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries

EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.

Consolidated Statements of Operations (Unaudited)

For the Quarters and Nine Months Ended September 30, 2011 and 2010

(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2011	2010	2011	2010
Net sales	$300.8	$194.5	$834.1	$673.5
Cost of sales	204.0	121.3	544.0	420.0

Gross profit	96.8	73.2	290.1	253.5

Operating expenses:
Selling, general and administrative expenses	66.8	55.8	200.3	179.5
Asbestos-related expenses	—	—	—	23.3
Other operating expense	0.4	0.9	0.9	2.4

Total operating expenses	67.2	56.7	201.2	205.2

Operating income	29.6	16.5	88.9	48.3

Interest expense	(10.2)	(9.6)	(30.1)	(17.8)
Interest income	0.3	0.4	1.1	1.2
Gain on deconsolidation of GST	—	—	—	54.1
Other income	2.9	—	2.9	—

Income from continuing operations before income taxes	22.6	7.3	62.8	85.8
Income tax expense	(8.4)	(2.4)	(21.2)	(30.8)

Income from continuing operations	14.2	4.9	41.6	55.0
Income from discontinued operations, net of taxes	—	—	—	94.1

Net income	$14.2	$4.9	$41.6	$149.1

Basic earnings per share:
Continuing operations	$0.70	$0.24	$2.03	$2.71
Discontinued operations	—	—	—	4.63

Net income per share	$0.70	$0.24	$2.03	$7.34

Average common shares outstanding (millions)	20.5	20.4	20.5	20.3

Diluted earnings per share:
Continuing operations	$0.66	$0.24	$1.92	$2.68
Discontinued operations	—	—	—	4.57

Net income per share	$0.66	$0.24	$1.92	$7.25

Average common shares outstanding (millions)	21.6	20.6	21.7	20.6

EnPro Industries, Inc.

Consolidated Statements of Cash Flows (Unaudited)

For the Nine Months Ended September 30, 2011 and 2010

(Stated in Millions of Dollars)

	2011	2010
Operating activities of continuing operations
Net income	$41.6	$149.1
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Income from discontinued operations, net of taxes	—	(94.1)
Taxes related to sale of discontinued operations	—	(50.9)
Gain on deconsolidation of GST, net of taxes	—	(33.8)
Depreciation	18.1	17.9
Amortization	16.3	12.2
Accretion of debt discount	4.7	4.2
Deferred income taxes	(11.5)	9.9
Stock-based compensation	3.8	5.0
Change in assets and liabilities, net of effects of acquisitions and divestitures of businesses:
Asbestos liabilities, net of insurance receivables	—	26.0
Accounts and notes receivable	(33.2)	(35.2)
Inventories	(21.0)	(0.2)
Accounts payable	(2.1)	(1.7)
Other current assets and liabilities	20.4	11.5
Other non-current assets and liabilities	(4.5)	(0.8)

Net cash provided by operating activities of continuing operations	32.6	19.1

Investing activities of continuing operations
Purchases of property, plant and equipment	(17.0)	(14.3)
Divestiture of business	—	189.4
Deconsolidation of GST	—	(29.5)
Acquisitions, net of cash acquired	(228.2)	(25.5)
Other	1.6	—

Net cash provided by (used in) investing activities of continuing operations	(243.6)	120.1

Financing activities of continuing operations
Net repayments of short-term borrowings	(12.5)	(6.1)
Proceeds from debt	48.5	—
Repayments of debt	(20.9)	(0.1)
Debt issuance costs	(1.4)	—
Proceeds from issuance of common stock	0.5	0.4

Net cash provided by (used in) financing activities of continuing operations	14.2	(5.8)

Cash flows of discontinued operations
Operating cash flows	—	1.9
Investing cash flows	—	(0.1)

Net cash provided by discontinued operations	—	1.8

Effect of exchange rate changes on cash and cash equivalents	0.5	—

Net increase (decrease) in cash and cash equivalents	(196.3)	135.2
Cash and cash equivalents at beginning of period	219.2	76.8

Cash and cash equivalents at end of period	$22.9	$212.0

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$18.8	$3.6
Income taxes	$32.6	$51.6

EnPro Industries, Inc.

Consolidated Balance Sheets (Unaudited)

As of September 30, 2011 and December 31, 2010

(Stated in Millions of Dollars)

	2011	2010
Current assets
Cash and cash equivalents	$22.9	$219.2
Accounts and notes receivable	200.9	142.1
Inventories	121.7	77.0
Other current assets	38.3	38.6

Total current assets	383.8	476.9

Property, plant and equipment	158.5	140.2
Goodwill	190.6	112.1
Other intangible assets	204.9	115.1
Investment in GST	236.9	236.9
Other assets	63.8	67.1

Total assets	$1,238.5	$1,148.3

Current liabilities
Short-term borrowings	$10.0	$22.1
Notes payable to GST	10.2	—
Current maturities of long-term debt	1.0	—
Accounts payable	69.7	57.5
Other accrued expenses	116.3	100.3

Total current liabilities	207.2	179.9

Long-term debt	170.4	135.8
Notes payable to GST	227.2	227.2
Pension liability	61.6	84.1
Other liabilities	47.7	44.9

Total liabilities	714.1	671.9

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	415.7	411.3
Retained earnings	102.3	60.7
Accumulated other comprehensive income	7.6	5.6
Common stock held in treasury, at cost	(1.4)	(1.4)

Total shareholders’ equity	524.4	476.4

Total liabilities and shareholders’ equity	$1,238.5	$1,148.3

EnPro Industries, Inc.

Segment Information (Unaudited)

For the Quarters and Nine Months Ended September 30, 2011 and 2010

(Stated in Millions of Dollars)

Sales

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Sealing Products	$144.3	$82.5	$395.6	$309.5
Engineered Products	98.2	73.7	294.6	225.4
Engine Products and Services	58.8	38.5	145.5	139.4

	301.3	194.7	835.7	674.3
Less intersegment sales	(0.5)	(0.2)	(1.6)	(0.8)

	$300.8	$194.5	$834.1	$673.5

Segment Profit

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Sealing Products	$22.5	$15.5	$66.3	$54.5
Engineered Products	6.4	2.9	26.1	14.6
Engine Products and Services	6.5	8.8	23.3	31.5

	$35.4	$27.2	$115.7	$100.6

Segment Margin

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Sealing Products	15.6%	18.8%	16.8%	17.6%
Engineered Products	6.5%	3.9%	8.9%	6.5%
Engine Products and Services	11.1%	22.9%	16.0%	22.6%

	11.8%	14.0%	13.9%	14.9%

Reconciliation of Segment Profit to Income from Continuing Operations

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Segment profit	$35.4	$27.2	$115.7	$100.6
Corporate expenses	(4.3)	(8.6)	(22.2)	(24.3)
Asbestos-related expenses	—	—	—	(23.3)
Gain on deconsolidation of GST	—	—	—	54.1
Interest expense, net	(9.9)	(9.2)	(29.0)	(16.6)
Other income (expense), net	1.4	(2.1)	(1.7)	(4.7)

Income from continuing operations before income taxes	22.6	7.3	62.8	85.8
Income tax expense	(8.4)	(2.4)	(21.2)	(30.8)

Income from continuing operations	$14.2	$4.9	$41.6	$55.0

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, asbestos-related expenses, gains/losses related to the sale of assets, impairments and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.

Reconciliation of Income Before Asbestos-Related Expenses and Other Selected Items to Net Income from Continuing Operations (Unaudited)

For the Quarters and Nine Months Ended September 30, 2011 and 2010

(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended September 30,
	2011		2010
	$	Per share	$	Per share
Income before asbestos-related expenses and other selected items	$16.5	$0.76	$9.6	$0.46

Adjustments (net of tax):
Restructuring costs	(0.2)	(0.01)	—	—
Interest expense and royalties with GST	(4.3)	(0.20)	(4.1)	(0.20)
Other	1.6	0.08	(0.6)	(0.02)
Tax accrual adjustments	0.6	0.03	—	—

Impact	(2.3)	(0.10)	(4.7)	(0.22)

Net income from continuing operations	$14.2	$0.66	$4.9	$0.24

	Nine Months Ended September 30,
	2011		2010
	$	Per share	$	Per share
Income before asbestos-related expenses and other selected items	$52.7	$2.44	$42.5	$2.07

Adjustments (net of tax):
Asbestos-related expenses	—	—	(14.6)	(0.71)
Restructuring costs	(0.3)	(0.02)	(0.5)	(0.02)
Gain on deconsolidation of GST	—	—	33.8	1.64
Interest expense and royalties with GST	(12.9)	(0.60)	(5.2)	(0.26)
Other	1.5	0.07	(1.0)	(0.04)
Tax accrual adjustments	0.6	0.03	—	—

Impact	(11.1)	(0.52)	12.5	0.61

Net income from continuing operations	$41.6	$1.92	$55.0	$2.68

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company’s reported net income and earnings per share, including items that may recur from time to time. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur significant asbestos-related expenses, the sporadic impact of restructuring activities or other selected items. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results.

The amounts above, which may be considered non-GAAP financial measures, are shown on an after-tax basis and have been calculated by applying a 37.5% assumed effective tax rate to the pre-tax amount . The tax accrual adjustments have already been stated in after-tax amounts. The pre-tax amounts for the asbestos-related expenses and gain on deconsolidation of GST are separately presented in the accompanying consolidated statements. The interest expense with GST is included in interest expense and the restructuring costs and other are included as part of other operating expense and other income. Per share amounts were calculated by dividing by the weighted-average shares of common stock outstanding during the periods.

EnPro Industries, Inc.

Reconciliation of EBITDA to Segment Profit (Unaudited)

For the Quarters and Nine Months Ended September 30, 2011 and 2010

(Stated in Millions of Dollars)

	Quarter Ended September 30, 2011
	Sealing Products	Engineered Products	Engine Prods. and Services	Total Segments
Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$28.3	$11.8	$7.5	$47.6

Deduct depreciation and amortization expense	(5.8)	(5.4)	(1.0)	(12.2)

Segment profit	$22.5	$6.4	$6.5	$35.4

EBITDA margin	19.6%	12.0%	12.8%	15.8%

	Quarter Ended September 30, 2010
	Sealing Products	Engineered Products	Engine Prods. and Services	Total Segments
Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$18.7	$7.6	$9.8	$36.1

Deduct depreciation and amortization expense	(3.2)	(4.7)	(1.0)	(8.9)

Segment profit	$15.5	$2.9	$8.8	$27.2

EBITDA margin	22.7%	10.3%	25.5%	18.6%

	Nine Months Ended September 30, 2011
	Sealing Products	Engineered Products	Engine Prods. and Services	Total Segments
Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$82.2	$41.5	$26.2	$149.9

Deduct depreciation and amortization expense	(15.9)	(15.4)	(2.9)	(34.2)

Segment profit	$66.3	$26.1	$23.3	$115.7

EBITDA margin	20.8%	14.1%	18.0%	18.0%

	Nine Months Ended September 30, 2010
	Sealing Products	Engineered Products	Engine Prods. and Services	Total Segments
Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$67.7	$28.1	$34.5	$130.3

Deduct depreciation and amortization expense	(13.2)	(13.5)	(3.0)	(29.7)

Segment profit	$54.5	$14.6	$31.5	$100.6

EBITDA margin	21.9%	12.5%	24.7%	19.3%

For a reconciliation of segment profit to income from continuing operations, please refer to the Segment Information (Unaudited) schedule.

EnPro Industries, Inc.

Reconciliation of EBITDAA to Net Income from Continuing Operations (Unaudited)

For the Quarters and Nine Months Ended September 30, 2011 and 2010

(Stated in Millions of Dollars)

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Earnings before interest, income taxes, depreciation, amortization, asbestos-related expenses and other selected items (EBITDAA)	$42.5	$26.5	$124.9	$104.3

Adjustments:
Interest expense, net	(9.9)	(9.2)	(29.0)	(16.6)
Income tax expense	(8.4)	(2.4)	(21.2)	(30.8)
Depreciation and amortization expense	(12.3)	(9.1)	(34.4)	(30.2)
Asbestos-related expenses	—	—	—	(23.3)
Restructuring costs	(0.3)	—	(0.4)	(0.7)
Gain on deconsolidation of GST	—	—	—	54.1
Other	2.6	(0.9)	1.7	(1.8)

Impact	(28.3)	(21.6)	(83.3)	(49.3)

Net income from continuing operations	$14.2	$4.9	$41.6	$55.0

EnPro Industries, Inc.

Selected Pro Forma Results Reflecting Deconsolidation of GST (Unaudited) *

(Stated in Millions of Dollars)

	Quarter Ended		Quarter Ended
	September 30, 2011		September 30, 2010
	EnPro Pro Forma	GST	EnPro Pro Forma	GST
Adjusted net sales	$295.3	$52.6	$189.0	$46.1

Segment profit/operating profit	$35.4	$9.3	$27.2	$8.7

EBITDAA	$42.5	$11.4	$26.5	$9.9

Income before asbestos-related expenses and other selected items	$16.5	$5.5	$9.6	$5.8

	Nine Months Ended		Nine Months Ended
	September 30, 2011		September 30, 2010
	EnPro Pro Forma	GST	EnPro Pro Forma	GST
Adjusted net sales	$815.4	$160.3	$588.5	$137.6

Segment profit/operating profit	$115.7	$33.5	$86.5	$24.7

EBITDAA	$124.9	$37.7	$88.0	$28.6

Income before asbestos-related expenses and other selected items	$52.7	$21.4	$33.9	$15.9

*	EnPro pro forma amounts reflect the effect of the deconsolidation of GST as if it had occurred on January 1, 2010. Adjusted net sales reflect third party sales only, which differ from the sales reported on the accompanying consolidated statements of operations which include intercompany sales to/from EnPro from/to GST .